Exhibit (n)(2)

             MULTIPLE CLASS PLAN PURSUANT TO SEC RULE 18f-3
                            FOR CHOICE FUNDS

     The following Multiple Class Plan (the "Plan") has been adopted pursuant to Securities and Exchange Commission ("SEC") Rule 18f-3(d) of the Investment Company Act of 1940 (the "1940 Act"), effective as of January 17, 2003. The Plan relates to shares of the series of Choice Funds (the "Trust"), a Delaware business trust, listed on Schedule A as amended from time to time (each such series, a "Fund" and such series collectively, the "Funds"). The Funds listed are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (each, a "Class" and collectively, the "Classes") of the Funds represents a pro rata interest in the same portfolio of investments of the Funds and differs only to the extent outlined below.

1.   Distribution Arrangements

     One or more Classes of shares of the Funds listed are offered for purchase by investors with the initial sales charge structures described below. Additionally, pursuant to Rule 12b-1 of the 1940 Act, each Fund listed in Schedule A has adopted a Distribution Plan (its "12b-1 Plan") under which shares of certain Classes are subject to service and/or distribution fees ("12b-1 fees") assessed at an annual rate of up to 0.75% of average daily net assets as set forth in the Fund prospectus. 12b-1 fees may be used to reimburse (a) CIM Securities, LLC (the "Distributor") and other broker-dealers for distribution expenses incurred by them specifically on behalf of the Class or (b) shareholder servicing agents who provide administrative and other related services to their clients who are Class shareholders.

     a.   Class A Shares

          Class A shares are subject to a maximum initial sales charge of 5.50% imposed on purchases up to $1 million. A sliding scale of initial sales charges on purchases of Class A shares up to $1 million is set forth in the Fund prospectus. No initial sales charge is imposed on purchases of $1 million or more. Class A shares purchased in amounts of $1 million or more are subject to a 1.00% contingent deferred sales charge ("CDSC") if the shares so purchased are redeemed within twelve (12) months of purchase. Class A shares are subject to payments under the Fund's 12b-1 Plan of not more than 0.35% of the average daily net assets as set forth in the Fund prospectus. The initial sales charge and/or CDSC may be reduced or waived for certain eligible investors.

                              -Page 1 of 5-

     b.   Class B Shares

          Class B shares are offered without imposition of an initial sales charge. Class B shares are subject to a 5.00% CDSC if shares are redeemed within twelve (12) months of purchase. Class B shares are subject to a CDSC that declines over the next six years after purchase on a sliding scale as set forth in the Fund prospectus. There is no CDSC on Class B shares redeemed six (6) years after purchase. Class B shares convert automatically into Class A shares eight (8) years after the end of the month they are purchased. Class B shares are subject to payments under the Fund's 12b-1 Plan of not more than 1.00% of the average daily net assets as set forth in the Fund prospectus. The CDSC may be reduced or waived for certain eligible investors.

     c.   Class C Shares

          Class C shares are offered without imposition of an initial sales charge. Class C shares are subject to a 1.00% CDSC if the shares are redeemed within twelve (12) months of purchase. Class C Shares are subject to payments under the Class' 12b-1 Plan of not more than 1.00% of the average daily net assets as set forth in the Fund prospectus. The CDSC may be reduced or waived for certain eligible investors.

     d.   Additional Classes of Shares

          The Board of Trustees (the "Board") of the Trust has the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3.

2.   Expense Allocation

     Expenses incurred by the Funds listed are allocated among the various Classes as follows:

     a.   Class Expenses

          Expenses relating to different arrangements for shareholder servicing and the distribution of shares under a 12b-1 Plan shall be allocated to and paid by the applicable Class. A Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if (1) such expenses actually are incurred in a different amount by that Class, or if the class receives services of a different kind or to a different degree than other Classes and (2) the Board has approved such allocation.

                              -Page 2 of 5-

     b.   Other Allocations

          All expenses of the Funds listed not allocated to a particular Class pursuant to Paragraphs 1 and 2.a. of this Plan shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the particular Fund. Notwithstanding the foregoing, the underwriter, investment adviser or other provider of services to a Fund listed may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3; provided, however, the Board shall monitor the use of such waivers or reimbursements intended to differ by Class.

3.   Conflicts of Interest

     The Board of Trustees does not believe that the implementation of the Plan will give rise to any conflicts of interest. The Board will monitor the operation of the Plan on an ongoing basis for the existence of any material conflicts among the interests of the holders of the various Classes and will take any action reasonably necessary to eliminate any such conflicts that may develop.

4.   Board Review

     This Plan has been approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust. The Trustees have found that this Plan, including the expense allocation, is in the best interests of each Class individually and the Funds listed as a whole. The Trustees have made this determination after requesting and reviewing such information as they deemed necessary reasonably to evaluate this Plan. In making its determination, the Board focused on, among other things, the relationship between or among the Classes and examined possible conflicts of interest among Classes (including those potentially involving cross-subsidization between Classes) regarding the allocation of expenses, fees, waivers and expense reimbursements. The Board also evaluated the level of services provided to each Class and the cost of those services in order to ensure the services were appropriate and the allocation of expenses was reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others it deems relevant at the time.

     The Board shall review this Plan as frequently as deemed necessary. Prior to any materials amendment(s) to this Plan, the Board, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class individually and the Fund as a whole. In considering whether to approve any

                              -Page 3 of 5-
     proposed amendment(s) to the Plan, the Board shall request and evaluate such information as it considers necessary reasonably to evaluate the proposed amendment(s) to the Plan. Such information shall address, among other issues, whether the proposed amendment will result in a cross-subsidization of one Class by another.

5.   Class Vote

     Each Class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.


     This Plan is intended to conform to Rule 18f-3 and any inconsistencies shall be read for the purpose of conformity with such Rule.

     This Plan shall be effective as of January 17, 2003.



EXECUTED this 17 day of January, 2003.


                                   Choice Funds


                                   By: /s/ Patrick Adams
                                      --------------------------------


                                   CIM Securities, LLC


                                   By: /s/ Greg Drose
                                      --------------------------------


                              -Page 4 of 5-

             MULTIPLE CLASS PLAN PURSUANT TO SEC RULE 18f-3
                            FOR CHOICE FUNDS

                               SCHEDULE A



*    Choice Long-Short Fund (effective December 1, 2000)

*    Choice Market Neutral Fund (effective ___________ __, 200_)










                              -Page 5 of 5-